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                                    EXHIBIT 5

                     [LETTERHEAD OF GREENBERG TRAURIG, LLP]



                                   May 8, 2002



Action Performance Companies, Inc.
4707 East Baseline Road
Phoenix, Arizona 85040

         RE:      REGISTRATION STATEMENT ON FORM S-8
                  ACTION PERFORMANCE COMPANIES, INC.

Gentlemen:

                  As legal counsel to Action Performance Companies, Inc., an Arizona corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about May 10, 2002 in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's common stock, par value $0.01 per share, (the "Common Stock") issuable pursuant to the Company's 2000 Stock Option Plan (the "Plan"). The shares of Common Stock issuable pursuant to the Plan are referred to as the "Shares." The facts, as we understand them, are set forth in the Registration Statement.

                  With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

                  A. The First Amended and Restated Articles of Incorporation of the Company, as filed with the Arizona Corporation Commission, as amended through the date hereof;

                  B. The First Amended and Restated Bylaws of the Company, as amended through the date hereof;

                  C. Unanimous Written Consent in lieu of a Special Meeting of the Board of Directors of the Company dated October 4, 2001, amending and restating the Plan to incorporate amendments to the Plan which, among other things, increased the number of shares of Common Stock issuable pursuant to the Plan from the number of shares equal to 7% of the Company's issued shares of Common Stock, up to a maximum of 2,000,000 shares, to the number of shares equal to 13% of the Company's issued shares of Common Stock, up to a maximum of 3,000,000 shares;
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Action Performance Companies, Inc.
May 8, 2002
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                  D. Minutes of the March 4, 2002 Annual Meeting of Shareholders
of the Company, at which the shareholders approved the amendment to the Plan as adopted by the Board of Directors; and

                  E. The Registration Statement.

                  Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

                  Our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

                  We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                           Very truly yours,



                                           /s/ Greenberg Traurig, LLP